FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT AND

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This First Amendment to Employment Letter Agreement and Employee Proprietary Information and Inventions Agreement (this “Amendment”) is dated January 1, 2017, and amends that certain letter agreement (the “Employment Agreement”) dated ___________, 2014, between Ironclad Performance Wear Corporation (the “Company”) and ________________ (the “Executive”), and that certain Employee Proprietary Information and Inventions Agreement dated ___________, 2014, between the Company and Executive (the “PIIA”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Employment Agreement or the PIIA, as applicable.

WHEREAS, the parties desire to amend the Employment Agreement to revise the severance provisions thereunder as set forth herein;

WHEREAS, the parties desire to amend the PIIA to change the controlling law and to provide for an extended non-compete covenant as set forth herein;

WHEREAS, pursuant to Section 10 of the Employment Agreement the Employment Agreement may not be amended or modified except by an express written agreement signed by Executive and a duly authorized officer of the Company; and

WHEREAS, pursuant to Section 22 of the PIIA, the PIIA may only be modified by a subsequent written agreement or subsequent written amendment to the PIIA executed by an officer of the Company.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Section 6 of the Employment Agreement is hereby amended in its entirety to read as follows:

“6. Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer.

Notwithstanding the foregoing, in the event your employment is terminated:

(A)	Within 9 months following the Sale of the Company (as defined below) (i) by the Company other than for Cause (as defined below) or (ii) by you for Good Reason (as defined below), the Company shall (1) pay in a lump sum payment 2 times your then-current base salary, such payment to be made within 20 days following the termination date, and (2) to the extent you are eligible and elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA, reimburse you, as and when due to the COBRA carrier, for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination of employment) until the earliest to occur of (a) a period of twenty-four (24) months following the effective date of such termination, (b) the date upon which you become eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer and (c) the date you cease to be eligible for COBRA coverage; or

(B)	At any other time during the term of your employment, the Company shall continue to pay your then-current base salary for a period of six (6) months following the effective date of such termination.

This is the full and complete agreement between you and the Company on this term.

Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this letter agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

For purposes of this letter agreement, “Cause” means (i) a material breach of any provision of any written agreement between you and the Company after notice to you of the particular details thereof and a period of 30 days thereafter within which to cure such breach and your failure to cure such breach within such 30-day period; (ii) conviction of, or a plea of nolo contendere for, any felony criminal offense or any offense involving dishonesty or moral turpitude; (iii) engaging in dishonest or fraudulent activities which are injurious to Company; (iv) refusal to follow any lawful directives of the Board; (v) gross negligence or incompetence or willful misconduct which is injurious to the Company; or (vi) breach of fiduciary duty to the Company which involves a material personal profit.

For purposes of this letter agreement, “Sale of the Company” shall be defined as any sale of the Company to an unaffiliated third party buyer or any “going private” transaction or private equity investment or purchase of equity interests in the Company that results in a change in the beneficial ownership of securities of the Company of more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company.

For purposes of this letter agreement, “Good Reason” shall be defined as (i) a change in your reporting structure or change in your responsibilities or obligations that is materially inconsistent with your then existing responsibilities and obligations, without your prior written consent; (ii) any reduction in the base salary, unless such reduction is agreed to by you in writing; (iii) without limiting the generality of the forgoing, any material breach by the Company of this letter agreement; or (iv) the relocation by the Company of its principal Corporate office from within 40 miles of Dallas, Texas.”

2.                  Section 10 of the Employment Agreement is hereby amended in its entirety to read as follows:

“10. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. THE TERMS OF THIS LETTER AGREEMENT AND THE RESOLUTION OF ANY DISPUTES WILL BE GOVERNED BY TEXAS LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.”

3.                  Section 8 of the PIIA is hereby amended in its entirety to read as follows:

“8. Non-Competition. I agree that at all times during my employment with the Company, and for all periods after my employment with the Company in connection with or during which I receive severance compensation from the Company (which for purposes of clarity shall be 24 months in connection with severance compensation provided under Section 6(A) and 6 months in connection with severance compensation provided under Section 6(B)), I will not engage, directly or indirectly, in any employment, business, or activity that is in any way competitive with the business or reasonably anticipated business of the Company or would otherwise conflict with my employment by the Company, and I will not assist any third party in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.”

4.                  Section 15 of the PIIA is hereby amended in its entirety to read as follows:

“15. Controlling Law. This Agreement shall be governed by the laws of the State of Texas without regard to conflicts of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Texas for any lawsuit filed there against me by the Company arising from or related to this Agreement.”

5.                  Except as expressly modified herein, all terms and conditions of the Employment Agreement and the PIIA are hereby ratified, confirmed and approved and shall remain in full force and effect. In the event of any conflict or inconsistency between this Amendment and the Employment Agreement, or this Amendment and the PIIA, this Amendment shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:	EXECUTIVE:

Ironclad Performance Wear Corporation

By:
Name:
Title: